Exhibit 10.1

PRIVATE BANCSHARES, INC.

2006 STOCK INCENTIVE PLAN

PRIVATE BANCSHARES, INC.

2006 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

SECTION 1 Definitions		1

1.1	Definitions	1

SECTION 2 The Stock Incentive Plan		5

2.1	Purpose of the Plan	5
2.2	Stock Subject to the Plan	5
2.3	Administration of the Plan	6
2.4	Eligibility and Limits	6

SECTION 3 Terms of Options		7

3.1	General Terms and Conditions	7
3.2	Terms and Conditions of Options	8
3.3	Treatment of Awards Upon Termination of Employment	9
3.4	Section 409A Considerations	9

SECTION 4 Restrictions on Stock		10

4.1	Escrow of Shares	10
4.2	Restrictions on Transfer	10

SECTION 5 General Provisions		10

5.1	Withholding	10
5.2	Changes in Capitalization; Merger; Liquidation.	11
5.3	Compliance with Code	11
5.4	Right to Terminate Employment or Service Relationship	11
5.5	Non-alienation of Benefits.	12
5.6	Restrictions on Delivery and Sale of Shares; Legends	12
5.7	Listing and Legal Compliance	12
5.8	Termination and Amendment of the Plan	12
5.9	Shareholder Approval	12
5.10	Choice of Law	12
5.11	Effective Date	13

PRIVATE BANCSHARES, INC.

2006 STOCK INCENTIVE PLAN

SECTION 1
Definitions

1.1     Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)     “Affiliate” means:

(1)     any Subsidiary or Parent of the Company;

(2)     an entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company; or

(3)     any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b)     “Bank” means Private Bank of Buckhead.

(c)     “Board of Directors” means the board of directors of the Company.

(d)     “Change in Control” shall, unless otherwise provided by the Committee in a Stock Option Agreement, have the same meaning as provided in the employment agreement between the Participant and the Company or Affiliate(s), or if no such definition or employment agreement exists, “Change in Control” shall mean any one of the following events which may occur after the date the Option is granted:

(1)     the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company or the Bank where such acquisition causes any such Person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

(2)     within any twelve-month period, the persons who were directors of the Company or the Bank immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors, provided than any director who was not a director at the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(3)     a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company or the Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities; or

(4)     the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

(e)     “Code” means the Internal Revenue Code of 1986, as amended.

(f)     “Committee” means the committee appointed by the Board of Directors to administer the Plan or, in lieu of any such appointment, the full membership of the Board of Directors. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of at least two members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act and who satisfy the requirements of the national securities exchange or Nasdaq quotation or market system on which the Stock is then traded (the “applicable exchange”). In the event the Committee appointed by the Board of Directors is not comprised solely of members who are both “outside directors” and “non-employee directors” and who satisfy the requirements of the applicable exchange, the Committee shall have the authority to establish a subcommittee of the Committee which shall be comprised solely of members of the Committee who are both “outside directors” and “non-employee directors” and who satisfy the requirements of the applicable exchange, and to delegate to such subcommittee any or all of the powers of the Committee. References herein to the Committee shall be deemed to mean the subcommittee with respect to those matters within the power of the subcommittee.

(g)     “Company” means Private Bancshares, Inc., a Georgia corporation.

(h)     “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company, for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(i)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j)     “Fair Market Value” refers to the determination of the value of a share of Stock as of a date, determined as follows:

(1)     if the shares of Stock are actively traded on any national securities exchange or any Nasdaq quotation or market system, Fair Market Value shall mean the closing price at which Stock shall have been sold on the date of determination, or if the date of determination is not a trading day, on the next succeeding trading day, as reported by any such exchange or system selected by the Committee on which the shares of Stock are then traded;

(2)     if the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the arithmetic mean of the closing bid and asked prices for the Stock on the date of determination, or if the date of determination is not a trading day, on the next succeeding trading day, as reported by such exchange or system; or

(3)     if there are no bid and asked prices on the date of determination or within a reasonable period prior to the grant date or if the shares of Stock are not traded on any exchange or system on the determination date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant; provided that, for purposes of granting awards other than Incentive Stock Options, Fair Market Value of a share of Stock may be determined by the Committee by reference to the average market value determined over a period certain or as of specified dates, to a tender offer price for the shares of Stock (if settlement of an award is triggered by such an event) or to any other reasonable measure of fair market value and provided further that, for purposes of granting Incentive Stock Options, Fair Market Value of a share of Stock shall be determined in accordance with the valuation principles described in the regulations promulgated under Code Section 422.

(k)     “Incentive Stock Option” means an incentive stock option contemplated by the provisions of Code Section 422 or any successor thereto.

(l)     “Nonqualified Stock Option” means an option that is not designated as, or otherwise intended to be, an Incentive Stock Option.

(m)     “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(n)     “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted to such person owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(o)     “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company own stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

(p)     “Participant” means an individual who receives an Option hereunder.

(q)     “Performance Goals” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Option granted to a Participant under the Plan. Performance Goals may be described in terms of (i) Company-wide objectives, (ii) in terms of objectives that are related to performance of the division, department or function within the Company or an Affiliate in which the Participant receiving the Option is employed or on which the Participant’s efforts have the most influence, or (iii) the Company’s performance relative to the performance by a company or group of companies selected by the Committee with respect to one or more Performance Goals established by the Committee. The Performance Goals established by the Committee for any Performance Period under the Plan will consist of one or more of the following criteria:

●	revenue	●	return on net assets (defined as earnings before interest and taxes divided by net assets)

●	income or net income	●	earnings before interest, taxes, depreciation and amortization

●	cash flow	●	return on capital

●	gross profit	●	return on equity

●	capital expenditures	●	share price performance

●	operating expenses	●	asset quality

●	operating income or net operating income	●	any combination of the foregoing

●	earnings per share

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Performance Goals are no longer suitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Option under Section 162(m) of the Code. In such case, the Committee may only make any modification of the Performance Goals or minimum acceptable level of achievement to the extent it would not cause such exemption under Code Section 162(m) not to be available. Notwithstanding the foregoing, the Committee may establish performance criteria with respect to any Option that are not intended to qualify as Performance Goals under this Section 1.1(q).

(r)     “Performance Period” means, with respect to an Option, a period of time within which the Performance Goals relating to such Option are to be measured. The Performance Period, if any, will be established by the Committee at the time the Option is granted.

(s)     “Plan” means the Private Bancshares, Inc. 2006 Stock Incentive Plan.

(t)     “Stock” means the Company’s common stock, $1.00 par value.

(u)     “Stock Option Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of an Option.

(v)     “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

(w)     “Termination of Employment” means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Option, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2
The Stock Incentive Plan

2.1     Purpose of the Plan. The Plan is intended to (a) provide incentive to officers, employees and directors of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, employees and directors by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock; (c) align the long-term interests of Participants with those of shareholders; (d) heighten the desire of Participants to continue in working toward and contributing to the success of the Company; (e) assist the Company in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations; and (f) to attract and retain qualified individuals for service as directors of the Company. This Plan permits the grant of Options each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria or other criteria as permitted by the Plan.

2.2     Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, two hundred twenty-five thousand (225,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Options and all of which may be granted as Incentive Stock Options. At no time may the Company have outstanding under the Plan, Options and shares of Stock issued in respect of Options under the Plan in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Option that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan.

2.3     Administration of the Plan. The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees and directors of the Company or its Affiliates to whom Options will be granted and the terms and provisions of Options, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Option Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

As to any matter involving a Participant who is neither a “reporting person” for purposes of Section 16 of the Exchange Act nor a “covered employee” for purposes of Code Section 162(m), the Committee may delegate to any member of the Board of Directors or officer of the Company the administrative authority to (a) interpret the provisions of the Participant’s Stock Option Agreement and (b) determine the treatment of Options upon a Termination of Employment, as contemplated by Section 3.3.

2.4     Eligibility and Limits. Options may be granted only to officers, employees and directors of the Company, or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s). To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which Options (to the extent they are granted with the intent that they qualify as performance-based compensation under Section 162(m) of the Code) may be granted during any fiscal year of the Company to any employee may not exceed one hundred thousand (100,000). In applying this limitation, if an Option or any portion thereof, granted to an employee is cancelled for any reason, then the shares of Stock attributable to such cancellation either shall continue to be counted as an outstanding grant or shall be counted as a new grant of shares of Stock, as the case may be, against the affected person’s share limit for the appropriate fiscal year.

SECTION 3
Terms of Options

3.1     General Terms and Conditions.

(a)     The number of shares of Stock as to which an Option may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options in Section 2.4.

(b)     Each Option will be evidenced by a Stock Option Agreement in such form and containing such, terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals, if any, that must be achieved as a condition to vesting or settlement of the Option. Performance Goals, if any, shall be established within ninety (90) days of the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Option, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Option is vested or settled, as applicable. Each Stock Option Agreement is subject to the terms of the Plan and any provisions contained in the Stock Option Agreement that are inconsistent with the Plan are null and void. To the extent an Option is subject to Performance Goals with the intent that the Option constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting and settling such Option.

(c)     The date on which an Option is granted will be the date on which the Committee has approved the terms and conditions of the Option and has determined the recipient of the Option and the number of shares covered by the Option, and has taken all such other actions necessary to complete the grant of the Option.

(d)     Any Option may be granted in connection with all or any portion of a previously or contemporaneously granted Option. Exercise or vesting of an Option granted in connection with another Option may result in a pro rata surrender or cancellation of any related Option, as specified in the applicable Stock Option Agreement.

(e)     Unless otherwise permitted by the Committee, Options are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will. Notwithstanding the foregoing, the Committee shall not permit Incentive Stock Options to be transferred or assigned beyond the limitations set forth in this Section 3.1(e).

3.2     Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by a Stock Option Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Parent or Subsidiary. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s shareholders. All Options shall provide that the primary federal regulator of the Company may require a Participant to exercise the vested portion of the Option in whole or in part if the capital of the Company or any bank subsidiary falls below minimum requirements and shall further provide that, if the Participant fails to so exercise any such portion of the Option, that portion of the Option shall be forfeited.

(a)     Option Price. Subject to adjustment in accordance with Plan Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Stock Option Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

(b)     No Repricing. Other than in connection with a change in the Company’s capitalization as contemplated by Plan Section 5.2, the exercise price of an Option may not be reduced without approval by the Company’s shareholders.

(c)     Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option shall be as specified in the applicable Stock Option Agreement but shall in no event exceed ten (10) years.

(d)     Payment. Payment for all shares of Stock purchased pursuant to the exercise of an Option will be made in one or any combination of cash or cash equivalent as determined by the Committee. Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a shareholder.

(e)     Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Option Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Option Agreement to the contrary. Notwithstanding the foregoing, Options granted under the Plan shall not contain provisions which allow the Option to become vested and exercisable at a rate faster than in equal annual one-third (1/3) increments over the period measured from the date the Bank opens for business.

(f)     Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate or become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, up to one (1) year may be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Stock Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (f), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(g)     Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(h)     No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

3.3     Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(f), any award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Option Agreement, or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or other service relationship or such other factors as the Committee determines are relevant to its decision to continue the award.

3.4     Section 409A Considerations. In making any award of Options or subsequent modifications to any outstanding award for an Option, the Committee shall consider the impact of any adverse tax consequences that may affect the Participant under Code Section 409A and any adverse financial accounting consequences that may affect the Company. To the extent the mere reservation of powers to the Committee to modify an Option subsequent to its grant under this Plan might create adverse tax consequences to a Participant under Code Section 409A, the Committee shall be deemed not to have such powers to the extent that the mere possession (as opposed to the exercise) of any such power would result in such adverse tax consequences.

SECTION 4
Restrictions on Stock

4.1     Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Stock Option Agreement so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Option Agreement providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Option Agreement, with full power and authority in the Participant’s name; place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Option Agreement. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Stock Option Agreement, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must as provided in the applicable Stock Option Agreement, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Option Agreement and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2     Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Option Agreement. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Option Agreement will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Option Agreement, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Option Agreement.

SECTION 5
General Provisions

5.1     Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares. A Participant may pay the withholding obligation in cash or cash equivalent.

5.2     Changes in Capitalization; Merger; Liquidation.

(a)     The number of shares of Stock reserved for the grant of Options; the number of shares of Stock reserved for issuance upon the exercise or payment of each outstanding Option; the Exercise Price of each outstanding Option; the maximum fiscal year limitation on the number of shares of Stock granted to any single individual under Options, may be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b)     In the event of any merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in the capital structure of the Company, tender offer for shares of Stock, or a Change in Control of the Company, the Committee, in its sole discretion, may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including without limitation, the assumption of other awards, the substitution of new awards, the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Stock Option Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Option, but except as set forth in this Section may not otherwise diminish the then value of the Option. In making any such adjustment, the Committee shall consider the impact of any adverse tax consequences that may affect the Participant under Code Section 409A and any adverse financial accounting consequences that may affect the Company. To the extent the mere reservation of powers to the Committee to modify an Option subsequent to its grant under this Plan might create adverse tax consequences to a Participant under Code Section 409A, the Committee shall be deemed not to have such powers to the extent that the mere possession (as opposed to the exercise) of any such power would result in such adverse tax consequences.

(c)     The existence of the Plan and the Options granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3     Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

5.4     Right to Terminate Employment or Service Relationship. Nothing in the Plan or in any Stock Option Agreement confers upon any Participant the right to continue as an officer, employee, director, consultant or other service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or service relationship at any time.

5.5     Non-alienation of Benefits. Other than as specifically provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.6     Restrictions on Delivery and Sale of Shares; Legends. Each Option is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Option or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Option may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Options then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Option, that the Participant or other recipient of an Option represent, in writing, that the shares received pursuant to the Option are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Option such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.7     Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Option so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.8     Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors shall obtain shareholder approval for any amendment to the Plan that increases the number of shares of Stock available for Incentive Stock Options under the Plan or materially expands the classes of individuals eligible to receive Incentive Stock Options. The Board of Directors shall consider the appropriateness of shareholder approval for any amendment to the Plan that materially expands the type of awards available for issuance under the Plan, or would otherwise require shareholder approval under the rules of any applicable exchange. No such termination or amendment without the consent of the holder of an Option may adversely affect the rights of the Participant under such Option.

5.9     Shareholder Approval. The Plan must be submitted to the shareholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors. If such approval is not obtained, any Option granted hereunder will be void.

5.10     Choice of Law. The laws of the State of Georgia govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.11     Effective Date. The Plan shall become effective upon the date the Plan is approved by the shareholders of the Company.

[Signatures are on the following page]

IN WITNESS WHEREOF, the Company has executed this Plan on this 1st day of December, 2006.

PRIVATE BANCSHARES, INC.

By:	/s/ Charles B. Crawford, Jr.

Title:	Chairman, President and CEO

ATTEST

/s/ Terence B. Freeman
Secretary

[SEAL]